UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2007 (October 18, 2007)

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941)  741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2007, Erik Vonk resigned his position as Chief Executive Officer and Chairman of the Board of Gevity HR, Inc. (the “Company”) effective October 18, 2007 (the “Effective Date”). The Company and Mr. Vonk anticipate entering into a severance arrangement and will disclose the arrangement upon completion.

The Board of Directors of the Company intends to appoint Michael J. Lavington as the new chief executive officer. Mr. Lavington is a U.K. citizen and his appointment as the new chief executive officer is subject to the approval of work authorization. Mr. Lavington has been a director of the Company since 2006 and was elected Chairman of the Board on October 18, 2007.

Mr. Lavington, age 61, has worked in executive HR roles and at the Managing Director level for major UK and US corporations. He has also been a main Board Director of Mecca Leisure Group, a UK FTSE company. In the late 1980’s, Mr. Lavington was the Divisional Managing Director of Mecca Leisure’s Overseas Division, which included the Hard Rock Cafe Group. More recently, from 1997 to 1999, he was President and CEO of Resorts USA Inc., a subsidiary of the Rank Group where he also served as the Group HR Director from 1990 to 1997. From 2000 until 2002, he was Senior Vice President HR and Property for Global Telesystems (GTS). In 2003, he became an independent business consultant and has served clients in both the UK and the US.

The Company and Mr. Lavington are in the process of finalizing his compensation arrangements and will disclose them upon completion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: October 24, 2007	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Vice President and General Counsel